Exhibit 99.1

Electronic Network Systems 7899 Lexington Dr. #203 Colorado Springs, CO 80920 Tel: 719-277-7545 Fax: 719-277-0254

Neighborhood Health Partnership, Inc. (Miami) Selects ENS, a subsidiary of NWH, for
E-Commerce Services

•                  Full-service, national health care e-commerce company to manage Neighborhood Health Plan’s claims transactions

•                  ENS offers HIPAA-compliant, front-end solution

New York, NY – September 8, 2004 – Electronic Network Systems, Inc. (ENS), a subsidiary of NWH, Inc. (NASDAQ: NWIR), announced that Miami, Florida-based Neighborhood Health Partnership, Inc. (NHP) has selected ENS to provide transaction services for claims to its providers.

“This partnership with ENS will be our third Clearinghouse connection,” said John T. Fries, NHP’s Executive Vice President.  “We have found that during the sales and implementation process, ENS has provided superior service in comparison to others in the industry. NHP and ENS agree that building this connection is the first step, and that ultimate success will rely upon strategic marketing and quality service to the provider market.  Our goal is to increase our electronic claims processing to 50% within the first year.  We are confident that ENS’ PASS™ services will enhance our claim-submission process while providing additional EDI options to more providers and reduce administrative costs at the same time.”

ENS’ Pre-Adjudication Software System (PASS™) automates complex business rules and processes.  PASS™, which will be implemented for NHP’s HMO and PPO business, will help streamline transaction flow, increase auto-adjudication rate, eliminate duplicate claims, and populate a specific NHP Preferred Provider ID, which many providers have not been able to provide in their current EDI files to date.  Thereby, PASS™ allows NHP to receive clean electronic claims, which reduces associated costs with paper claims and increases electronic claim volume.

Dean Politi, ENS Senior Vice President of Payer Services said, “The robust functionality of our PASS™ solution enables NHP to increase the ability for more providers to send electronic claims due to the upfront claims pre-adjudication process, which helps increase its adjudication rate while recognizing and reducing errors and unwanted duplicates.”

Politi explained that PASS™ is tailored to meet the complex internal business logic of each payer to provide real-time eligibility verification with automated member and provider matching to the payer’s host system records.  “Any procedures manually interpreted by adjudicators today can now be automated by PASS™ with the added benefit of detailed transaction logging and audit reporting,” he concluded.

Le Ann Eyres, ENS Director of Payer Services stated, “NHP chose to partner with ENS for several reasons, but primarily to gain its substantial connectivity within the Florida market and to utilize ENS’ Xpedite™, a proven marketing plan that will immediately track and measure EDI growth once the connection is live.  In this industry, there is more to signing the contract and building a direct connect — it is the delivery of ENS’ commitment and its services that make the difference.”

ENS’ leading-edge health care transactions platform offers a single interface to conduct all HIPAA-defined transactions between payers and providers nationally, minimizing paper-intensive and labor-intensive processes.

About Neighborhood Health Partnership

Neighborhood Health Partnership is a South Florida based HMO providing Commercial managed care benefits to the residents of Miami-Dade, Broward and Palm Beach Counties; and Medicare+Choice benefits to Miami-Dade and Broward Counties. As of May 1, 2004, NHP serves approximately 185,000 members.

About NWH, Inc. and ENS

NWIR was organized in 1993 as a holding and strategic resource company concentrating its resources on the acquisition, finance, development and management of telecom, healthcare services, technology and media businesses.  Its principal operating subsidiary, Electronic Network Systems (ENS) (www.enshhealth.com) provides Internet and e-commerce connectivity between thousands of health care providers such as physicians, hospitals, clinics, practice management software vendors and third party commercial payers.

ENS is currently processing transactions annually from more than 200,000 providers.  ENS provides services to healthcare providers and payers that eliminate paper and labor-intensive process in the administration of healthcare delivery.  ENS provides and supports Health-e Network®, a full cycle suite of products and services designed to increase productivity, automate, and streamline workflow between providers and health care payer organizations.

Contacts:

Neighborhood Health Partnership

Elizabet Miranda – Provider Relations

ProviderRelations@mynhp.com

305-715-2490

.

Electronic Network Systems (ENS)

Dean Politi

Senior VP Payer Services

800.341.6141

dpoliti@enshealth.com